Exhibit 4.6

MIRANT AMERICAS GENERATION, LLC

(formerly known as Mirant Americas Generation, Inc.)

TO

BANKERS TRUST COMPANY,

TRUSTEE

SIXTH SUPPLEMENTAL INDENTURE

DATED AS OF NOVEMBER 1, 2001

TO INDENTURE

DATED AS OF MAY 1, 2001

SIXTH SUPPLEMENTAL TRUST INDENTURE as dated as of November 1, 2001 (the “Sixth Supplemental Indenture”) between MIRANT AMERICAS GENERATION, LLC (formerly known as Mirant Americas Generation, Inc.), a Delaware limited liability company, having its principal office at 1155 Perimeter Center West, Atlanta Georgia 30338 (the “Company”) and BANKERS TRUST COMPANY, a New York banking corporation, having its principal corporate trust office at Four Albany Street, New York, New York 10006, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of May 1, 2001 (the “Indenture”) relating to the issuance from time to time of the Company’s unsecured senior debentures, notes or other evidences of indebtedness (the “Senior Notes”), to be issued in one or more series pursuant to one or more supplemental indentures (together, the “Supplements”) as provided in the Indenture;

WHEREAS, the Company, pursuant to Section 18-214 of the Delaware Limited Liability Company Act, has converted from a Delaware corporation to a Delaware limited liability company effective as of November 1, 2001;

WHEREAS, each of the Company and the Trustee desire to amend the Indenture pursuant to Section 901(9) of the Indenture and this Sixth Supplemental Indenture to reflect such conversion of the Company; and

WHEREAS, in furtherance of the foregoing, each of the Company and the Trustee have agreed to amend the applicable provisions of the Indenture to the extent specified below upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the indenture.

Section 2. Amendments to the Indenture.

(a) (1) The Indenture is hereby amended by replacing the definition of “Board of Directors” in Section 101 with the following:

“Board of Managers” means either the board of managers of the Company or any duly authorized committee of the officers and/or managers of the Company appointed by that Board.

(2) The Indenture shall be further amended to replace all references to Board of Directors therein with Board of Managers.

(b) The Indenture is hereby further amended by substituting the word “Corporation” for the word “corporation” in Section 901(1).

(c) The Indenture is hereby further amended by replacing Section 1004 with the following:

Subject to Article Eight, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Corporation and its rights and franchises; provided, however that the Company shall not be required to preserve any such right or franchise if its Board of Managers shall determine that the preservation thereof is no longer desirable in the conduct of its business, and the loss thereof is not disadvantageous in any material respect to the Holders.

Section 3. Ratification. Except as expressly amended hereby, all of the provisions of the Indenture and the Supplements shall remain unaltered and in full force and effect, and, as amended hereby, the Indenture and the Supplements are in all respects agreed to, ratified and confirmed by the Company and Trustee. Any holder of the Senior Notes, and all successive transferees of the Senior Notes, by accepting such Senior Note, are deemed to have agreed to the terms of this Sixth Supplemental Indenture.

Section 4. References. All References in the Indenture, in any other prior supplemental indentures and in all other agreements, documents, certificates, exhibits and instruments executed pursuant thereto, including without limitation, references to “this Indenture,” “the Indenture,” “hereunder,” “hereof,” “herein” and words of like import contained therein shall, except where the context otherwise requires, mean and be a reference to the Indenture as amended hereby.

Section 5. Severability. In the event any provision of this Sixth Supplemental Indenture shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 6. Execution in Counterparts. This Sixth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

Section 7. Applicable Law. This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officers, all as of the day and year first above written.

MIRANT AMERICAS GENERATION, LLC

By:
Name: Donald B. Dysert
Title: Vice President and Treasurer

BANKERS TRUST COMPANY, as Trustee

By:
Name: Richard L. Buckwalter
Title: Vice President